AQUESTIVE THERAPEUTICS, INC. INSIDER TRADING POLICY (Policy Amendment Approved by Board, Effective October 19, 2023) The purpose of this policy (the “Policy”) o f Aquestive Therapeutics, Inc. (the “Company”) is to establish Company policy and expectations with respect to compliance with securities laws and regulations relating to trading in Company securities, as well as trading in the securities of other companies with whom the Company does business. The U.S. securities laws prohibit trading by any person or entity in the securities of any company, including Company securities, while in possession of material, non-public information about that company, as well as passing on material, non-public information to others who may trade on that information. These types of transactions are commonly known as “insider trading” and “tipping.” These laws are intended to ensure that everyone trading in a company’s securities has equal access to material information about the issuer of those securities. Preventing insider trading is necessary to comply with the securities laws as well as to preserve the Company’s reputation and integrity. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for companies. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause or other disciplinary action. POLICY This Policy applies to all officers, directors, employees (or “colleagues”) of, or consultants or contractors to, the Company (“Insider(s)”). No Insider shall engage in any transaction involving a purchase or sale of Company securities, including any offer to purchase or offer to sell during any period that the Insider possesses material non-public information concerning the Company. It does not matter whether the inside information was obtained in the course of employment at or while providing services as an Insider or by any other means. No Insider may trade in securities of any public corporation with which the Company has a business relationship, including but not limited to customers and suppliers, if the Insider has material non-public information relating to the Company’s business partner. Insiders should treat material non-public information about the Company’s business partners with the same care required with respect to information related to the Company. Insiders must not pass on to others inside information about the Company or recommend the purchase or sale of securities while in possession of material non-public information (even if the information itself is not disclosed), nor shall such Insider make recommendations or express

Page 2 opinions on the basis of material non-public information as to the trading in Company securities. If that third party trades in Company securities, the Insider who communicated the information (as well as the third party) may be personally liable for violations of the securities laws. This practice, known as “tipping,” violates the securities laws and also can result in the same civil and criminal penalties that apply to insider trading, whether or not the Insider personally derives any benefit from the third party’s actions. Inside information must never be passed on or “tipped” to family members, other colleagues, consultants, outside advisors or others who do not need to know the information. This includes communications in Internet chat rooms, message boards, blogs and via any other social media. There are no exceptions to this Policy, except as specifically noted below. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a large expense, such as a home purchase or college tuition costs, or even an emergency expenditure), as well as small transactions, are not excepted from this Policy. The securities laws do not recognize any such mitigating circumstances. For purposes of this Policy: “Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments. “Purchase” and “Sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, and acquisitions and exercises of warrants or puts, calls, options or other derivative securities. Information is “material” if its disclosure could reasonably be expected to have an effect on the price of a company’s securities or is likely to be considered important by a reasonable investor in determining whether to buy or sell such securities. Common examples of information that will frequently be regarded as “material” include: • earnings or revenue information or projections (or other financial “outlook,” prospects, or “guidance”) as well as non-public changes in outlook, prospects or guidance; • revisions to or possible restatement of financial statements; • receipt or loss of a significant contract or significant business; • significant mergers, acquisitions, joint ventures, alliances or divestitures even if pending, proposed or preliminary in nature; • news of any significant sale or purchase of assets or the disposition of a subsidiary; • significant new products or product development milestones (such as clinical trial results

Page 3 or FDA approvals or other FDA actions or significant FDA communications); • the initiation of, termination of, or material development in a material litigation or government investigation; • financial or liquidity problems; • a significant cybersecurity incident; • changes in senior management or in the Board of Directors; • changes in dividend policies or the declaration of a dividend or stock split; • any other information which could result in material market share and/or revenue gains or losses; or • other information which can reasonably be expected to affect the trading price of Company securities. Information is considered “non-public” if it has not been disseminated in a manner making it available to investors generally, such as through disclosure in a company’s annual or quarterly report filed with the Securities and Exchange Commission (SEC), inclusion in a company press release, or otherwise widely reported in the media, and investors have had a reasonable period of time to react to the information. Generally, at least two (2) trading days following the dissemination of the information to the public is sufficient time for information to no longer be considered “non-public.” A “trading day” is a day on which national stock exchanges are open for trading. If there is any uncertainty about whether certain information is material non-public information, the Company’s Compliance Officer should be consulted before engaging in any transaction which may be prohibited by this Policy. This Policy applies to the family members of Insiders who reside with them (including a spouse, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in- laws), anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company securities are directed by the Insider or are subject to their influence or control, such as parents or children who consult with them before they trade in Company securities. Each Insider is responsible for the transactions of these other persons and therefore should make them aware of the need to confer with such Insider before they trade in Company securities, and such Insider should treat all such transactions for purposes of this Policy and the applicable securities laws as if the transactions were for his or her own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Insider or his or her family members. This Policy applies to any entities that an Insider influences or controls, including any corporations, partnerships or trusts, and transactions by these controlled entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of such Insider. Accordingly, all references to Insiders with regard to all trading restrictions and

Page 4 pre-clearance procedures in this Policy also apply to the persons and entities identified in the paragraph above as being subject to this Policy. Insiders are personally responsible for the actions of all such persons and entities. For all former or retired personnel, this Policy will continue to apply until after the second (2nd) full trading day after any material non-public information known to such persons has become public or is no longer material. This Policy extends to all activities within and outside an individual’s Company duties. Every Insider must review this Policy. Questions regarding the Policy should be directed to the Company’s Compliance Officer. Consequences of Insider Trading The consequences for insider trading violations can be severe for both individuals and companies. For example, the SEC has imposed large financial penalties on tippees even in cases in which they did not profit financially from the tipper’s insider trading. Individuals who violate the law may face: • a civil penalty of up to three times the profit gained or loss avoided; • a criminal fine (no matter how small the profit) of up to $5 million; and • a jail term of up to twenty years. Companies, as well as any supervisory persons, that fail to take appropriate steps to prevent illegal trading may face: • a civil penalty equal to the greater of approximately $2 million or three times the profit gained or loss avoided as a result of the individual’s violation; and • a criminal penalty of up to $25 million. Blackout Periods All Insiders who are made subject to a “blackout period” are prohibited from trading in Company securities during such periods. There are two general types of “blackout periods” – event- specific blackout periods and quarterly blackout periods, each as described below. Event-Specific Blackout Periods The Compliance Officer may issue instructions from time to time advising some or all Company personnel that they may not buy or sell Company securities for certain periods, or that Company securities may not be traded without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, the Compliance Officer may find it necessary to inform affected individuals of a blackout period without disclosing the reason. If an Insider is made aware of such a blackout period, he or she must not disclose its existence to anyone.

Page 5 Even if no blackout period is in effect, an Insider may not trade in Company securities or those of another publicly traded company if such Insider is aware of material non-public information about the Company or such other company, respectively. Quarterly Trading Windows/Blackout Periods for Directors, Officers and Designated Individuals In addition to event specific blackout periods, if an Insider is a director or officer of the Company, or another individual designated in Appendix 1 (“Designated Individual”), he or she can trade in Company securities only during the period that starts after the second (2nd) full trading day following the release of the Company’s annual and quarterly earnings, as applicable, and continuing through the period ending on the close of market fifteen (15) days prior to the end of each fiscal quarter (the “open window period”), and only so long as such Insider does not have any material non-public information about the Company. Because directors, officers, and Designated Individuals are especially likely to receive regular non-public information regarding the Company’s operations, limiting trading to this “window period” helps ensure that trading is not based on material information that is not available to the public. The closed window period outside of the open window period is the quarterly blackout period. Before trading in Company securities during an open window period, directors, officers, and Designated Individuals must also comply with the pre-clearance procedures discussed below. Pre-Clearance Procedures for Directors, Officers, and Designated Individuals No director, officer or Designated Individuals may buy, sell, or engage in any other transaction in Company securities without first obtaining email pre-clearance from the Compliance Officer to confirm that the window period is open and that trading by such person in Company securities is permissible. Specifically: • A request to execute any proposed transaction should be submitted to the Compliance Officer by email at least three (3) trading days in advance of the date such person intends to transmit the instructions to execute any such proposed transaction. The request should include the expected transaction execution date as well as a brief description of the nature of the transaction and number of securities involved. • Before any trade, the Compliance Officer must confirm by email that the window period is open and will remain open for the period during which the trade is expected to occur. • Pre-cleared trades must be completed within five (5) full trading days of receipt of pre- clearance unless an exception is granted by the Compliance Officer. Transactions not completed within the time limit are subject to pre-clearance again. • Any pre-clearance approval must not have been revoked by email notice from the Compliance Officer at the time such officer, director or Designated Individual executes the transaction.

Page 6 • The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If an officer, director or Designated Individual seeks pre-clearance and permission to engage in the transaction and is denied, he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. • Every officer, director and Designated Individual is responsible for ensuring that he or she does not have material non-public information about the Company before engaging in a transaction and that he or she complies with all other legal obligations. Therefore, when a request for pre-clearance is made, such person should carefully consider whether he or she is aware of any material non-public information about the Company and should describe fully those circumstances to the Compliance Officer. • If an officer, director or Designated Individual is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), such person should also consider whether he or she has effected any non-exempt transactions within the past six (6) months. In addition, such person should consider whether he or she is required by the securities laws to comply with SEC Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), including the requirement to file SEC Form 144. • The Compliance Officer’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that such officer, director or Designated Individual does not possess material non-public information, and does not relieve such person of any of his or her legal obligations. • The Compliance Officer may not trade in Company securities unless the Chief Executive Officer, Chief Financial Officer, or General Counsel (if different from the Compliance Officer), has approved the trade in accordance with this Policy’s procedures. Prohibited and Limited Transactions Certain types of transactions increase the Company’s exposure to legal risks and may create the appearance of improper or inappropriate conduct. Therefore, Insiders may not engage in any of the following transactions, even if they do not possess material non-public information: • Short sales of stock. “Short” sales of stock are transactions where an individual borrows stock, sells it, and then buys stock at a later date to replace the borrowed shares. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. These also include hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position. See “Hedging transactions” below for more information. • Publicly traded options. A put is an option or right to sell a specific stock at a specific price before a set date, and a call is an option or right to buy a specific stock at a specific

Page 7 price before a set date. Generally, call options are purchased when one believes that the price of a stock will rise, whereas put options are purchased when one believes that the price of a stock will fall. Because publicly traded options have a relatively short term, transactions in options may create the appearance that trading is based on material non-public information. Accordingly, any transactions in put options, call options or other derivative securities involving Company stock are prohibited by this Policy. • Hedging transactions. Hedging or monetization transactions are accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars, exchange funds and any other instrument designed to hedge or offset any decrease in the market value of Company securities. These transactions permit continued ownership of a company’s securities without the full risks and rewards of ownership. When that occurs, a person entering into this type of transaction may no longer have the same objectives as a company’s other shareholders. Accordingly, all forms of hedging and monetization transactions in Company securities are prohibited. • Short-term trading. Under Section 16(b) of the Exchange Act, officers and directors who purchase (or sell) Company securities generally may not sell (or purchase) any such securities of the same class for at least six months after the purchase (or sale). • Margin accounts and pledged securities. Securities held in a margin account or pledged as collateral can be sold without the owner’s consent in certain circumstances. This means that a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information. Consequently, margin accounts for Company securities and pledges of Company securities are prohibited. Gifts This Policy applies to gifts of Company securities and any other transfers of Company securities for no consideration. Accordingly, gifts of Company securities should not be made (i) during a blackout period or (ii) when the person making the gift otherwise possesses material non- public information regarding the Company. Persons subject to pre-clearance must pre-clear gifts and other transfers of Company securities for no consideration. Special Types of Permitted Transactions There are limited situations in which an Insider may buy, sell or otherwise acquire or dispose of Company securities without restriction under this Policy. Unless otherwise noted below, the following are permitted transactions: • Vesting. Allows for the “vesting” of restricted stock, restricted stock units and other equity awards; • Share Tax Withholding by Company. Upon vesting of restricted stock, restricted stock units or other equity awards, shares underlying the award then vesting may be withheld by the Company to satisfy the Insider’s tax withholding obligation to the extent expressly permitted by the Company in the award agreement or otherwise (but this does not

Page 8 include any open market sales of stock to pay the withholding tax payable on vesting); • Certain Stock Option Exercises. Exercise stock options that have been granted to an Insider under a Company equity incentive plan, including any right such Insider may have (if applicable) to have the Company withhold shares of stock to satisfy tax withholding requirements or the exercise price of the option (but this does not include broker-assisted cashless exercises or open market sales of the purchased option shares); To be clear, broker-assisted “cashless exercises” of stock options (which are the most common manner in which stock options are exercised and which involve the broker selling into the open market, on the owner’s behalf, a sufficient number of option shares to satisfy the option exercise price and/or required tax withholding) are subject to this Policy and are considered sales into the open market; • Rule 10b5-1 Trading Plan. Buying or selling Company securities pursuant to an approved Rule 10b5-1 trading program, as described below; • Company Stock Fund. Making purchases of Company securities through an Insider’s participation in the Company's 401(k) plan or other Company retirement savings plan (assuming there is a Company stock fund in the plan); provided that the purchases result from periodic plan deferrals pursuant to payroll deductions. This Policy does apply, however, to certain elections Insiders may make under the 401(k) plan, including elections: (1) to change the percentage of an Insider’s periodic contributions that will be allocated to any such Company stock fund; (2) to make a transfer of an existing account balance to or from any such Company stock fund; (3) to borrow money against an Insider’s 401(k) plan account to the extent the loan requires the sale of any Company securities underlying any Company stock fund balance; and (4) to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to any such Company stock fund; • Employee Stock Purchase Plan. Purchases of Company securities under any Company employee stock purchase plan the Company may establish, through periodic contributions to the plan in accordance with the election an Insider made at enrollment. This Policy does apply, however, to an Insider’s election to participate in the plan or to change his or her level of contributions under the plan for any enrollment period and also to any sales into the open market of Company securities purchased pursuant to the plan; and • Dividend Reinvestment Plan. Purchases of any Company securities under any dividend reinvestment plan the Company may establish, resulting from an Insider’s reinvestment of any dividends paid on Company securities. Voluntary purchases of Company securities resulting from additional contributions an Insider makes to the dividend reinvestment plan, and to such Insider’s election to participate in the plan or increase the level of participation in the plan are subject to this Policy. This Policy also

Page 9 applies to Insiders’ sales into the open market of any Company securities purchased pursuant to the plan. Additional Guidelines and Related Requirements Rule 10b5-1 Trading Plans Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. If an Insider subject to this Policy wishes to rely on this defense, they must enter into an approved Rule 10b5-1 trading plan as specified in Appendix 2 to this Policy and meet certain conditions specified in the Rule. See Appendix 2 for more information. Reports of Purchases and Sales/Section 16 of Exchange Act If an Insider is a director, an executive officer, or another reporting person under Section 16 of the Exchange Act, (1) keep in mind the various restrictions on securities trading imposed under Section 16 of the Exchange Act and the applicable reporting requirements of the SEC and (2) such Insider must immediately report (no later than same day) all transactions made in Company securities by him or her, any family members, and any entities that he or she controls subject to this Policy. All such reports shall be sent via email at sharetransactions@aquestive.com. The Company requires same-day reporting due to SEC requirements that insider reports be filed with the SEC by the second (2nd) business day after the date on which a reportable transaction occurs. Disclosure Restrictions No Tipping Insiders must not communicate (or “tip”) material non-public information concerning the Company to other persons before it is publicly disclosed and disseminated by the Company. Therefore, Insiders should exercise care when speaking with other Company personnel who do not have a “need to know” and when communicating with family, friends and others who are not associated with the Company. To avoid even the appearance of impropriety, Insiders should refrain from discussing the Company’s business or prospects or making recommendations about buying or selling Company securities or the securities of other companies with which the Company has a relationship. This concept of unlawful tipping includes passing on information to friends, family members or acquaintances. Internet Message Boards, Chat, Rooms, and Discussion Groups In an effort to prevent unauthorized disclosure of information regarding the Company, Insiders are prohibited from posting, or responding to any posting, with respect to Company information on Internet message boards, chat rooms, discussion groups, or other social media forums. Keep in mind that any inquiries about the Company should be directed to Legal or the Company’s Investor Relations Advisor at Astr Partners, Brian Korb (brian.korb@astrpartners.com).

Page 10 Effective; Amendments This Policy shall remain in effect unless modified or replaced by action of the Chief Executive Officer and the Compliance Officer of the Company, with the approval of the Chair of the Audit Committee of the Company. As of January 5, 2026

Appendix 1 Page 1 Appendix 1: Designated Individuals The Company’s Designated Individuals for purposes of its policy on insider trading are: • Leadership Team • Extended Leadership Team (direct reports to the Leadership Team) • All colleagues in the Finance function • All administrative support The Compliance Officer may alter this list of Designated Individuals at any time, in which case the Compliance Officer will provide oral or written notice to any individuals to be added or removed from this list.

Appendix 2 Page 1 Appendix 2: Rule 10b5-1 Trading Plans Officers, Directors, and Other Identified Individuals Rule 10b5-1 under the Exchange Act can protect officers, directors, and other individuals from insider trading liability for transactions under a previously established contract, plan, or instruction. This rule presents an opportunity for Insiders to establish arrangements to sell (or purchase) Company securities without the sometimes arbitrary restrictions imposed by closed trading periods - even when material non-public information exists. The arrangements may include sales into the open market (or purchases from the open market), pre-scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third-party arrangements. The rule only provides an “affirmative defense” (which must be proven) if there is an insider trading lawsuit or claim against an Insider. It does not prevent anyone from bringing a lawsuit or claim, nor does it prevent the media from writing about the sales. In general, a Rule 10b5-1 plan must meet the following requirements: • A Rule 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. • Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. • The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. • The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption or modification of the Rule 10b5- 1 plan or two (2) business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. • A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). • Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material non-public information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. • All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. In order to reduce the risk of litigation or claims and adverse press, and to assist the Company in maintaining its reputation, if an Insider would like to use such a plan:

Appendix 2 Page 2 • the Compliance Officer must pre-approve such 10b5-1 plan (which would include any plan, arrangement, or trading instructions relating to Company securities, such as discretionary accounts with banks or brokers, limit orders or other arrangements) prior to entry into or modification of the plan; • to facilitate this pre-approval process, the Insider must submit a copy of the proposed 10b5- 1 plan at least three (3) full trading days in advance of the date the Insider proposes to enter into the plan, and once approval is given, the Insider must enter into the approved 10b5-1 plan within five (5) full trading days after the date of approval (otherwise, a new pre- clearance request is required); • the Compliance Officer must also approve the time period between (1) the date the plan is established (or modified) and (2) when transactions under the plan may first occur; and • Insiders may not establish or modify the program during any closed trading periods or when he or she possesses material non-public information. Establishing a trading program under Rule 10b5-1 is likely to implicate other laws, such as Section 16 of the Exchange Act and Rule 144 under the Securities Act. Under Section 16 generally, a report on Form 4 must be filed with the SEC by the second (2nd) business day following the execution date of a transaction under a Rule 10b5-1 trading program. A transaction under a Rule 10b5- 1 trading program could also be subject to short-swing profit recovery under Section 16(b). Additionally, sales of Company securities under SEC Rule 144 require the filing of a Form 144 with the SEC, which must be properly tailored to address sales under such a program. Therefore, if an Insider establishes such a program, he or she will need to establish a procedure with the party handling their transactions to ensure: • timely filings of a Form 4 with the SEC after a transaction has taken place (failure to file on time results in unwanted proxy statement disclosure of an Insider’s filing violations); and • compliance with Rule 144 at the time of any sale. As mentioned above, Rule 10b5-1 is an SEC rule. There will be ongoing interpretations of what can and cannot be done. Insiders should consult their own tax and legal advisers before establishing a trading program under Rule 10b5-1. Notice to the Company is essential before establishing a Rule 10b5-1 trading program. Please contact the Compliance Officer with any questions.

Appendix 3:

Aquestive Therapeutics, Inc.
Blackout Calendar
2026

January

Su	Mo	Tu	We	Th	Fr	Sa
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	31

February

Su	Mo	Tu	We	Th	Fr	Sa
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28

March

Su	Mo	Tu	We	Th	Fr	Sa
1	2	3	4*	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31				

April

Su	Mo	Tu	We	Th	Fr	Sa
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30		

May

Su	Mo	Tu	We	Th	Fr	Sa
					1	2
3	4	5*	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30
31						

June

Su	Mo	Tu	We	Th	Fr	Sa
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30				

July

Su	Mo	Tu	We	Th	Fr	Sa
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

August

Su	Mo	Tu	We	Th	Fr	Sa
						1
2	3	4*	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

September

Su	Mo	Tu	We	Th	Fr	Sa
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30			

October

Su	Mo	Tu	We	Th	Fr	Sa
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	31

November

Su	Mo	Tu	We	Th	Fr	Sa
1	2	3*	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30					

December

Su	Mo	Tu	We	Th	Fr	Sa
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

Appendix 3 Page 1

Appendix 3 Page 2 Grey = Blackout period Blue = Open window trading period Red = Earnings call (pre-market) * = 10-Q/10-K and earnings release filing date (at or after market close)

FAQs Page 1 Frequently Asked Questions Below are answers to some FAQs about insider trading. Please note that these FAQs do not provide a complete summary of the Insider Trading Policy. All Company officers, directors, and other colleagues, as well as our consultants and contractors (“Insiders”) are required to review the Insider Trading Policy in full. If you have any questions regarding this Policy, please contact the Compliance Officer. 1. Who does the Insider Trading Policy apply to? All officers, directors, colleagues, consultants and contractors of the Company are subject to the Insider Trading Policy. The Insider Trading Policy also applies to family members of Insiders who reside with them, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company securities are directed by the Insider or are subject to their influence or control, such as parents or children who consult with them before they trade in Company securities, as well as any entities controlled by an Insider. For purposes of the Insider Trading Policy and applicable securities laws, transactions by these persons and entities should be treated as if they were for the Insider’s own account. 2. Who is subject to the blackout calendar and pre-clearance requirements? You are subject to periodic blackout calendar restrictions and pre-clearance requirements if you are a director, officer or Designated Individual (see Appendix 1 to the Policy). In addition, you may be advised by the Compliance Officer that you are subject to an event-specific blackout period separate and apart from normal periodic blackout periods. If you have any question as to whether you are subject to the blackout calendar or pre-clearance requirements, you should contact the Compliance Officer. 3. What is “material” information? Are there particular kinds of information which are likely to constitute “material” information? Information is “material” if its disclosure could reasonably be expected to have an effect on the price of a company’s securities or is likely to be considered important by a reasonable investor in determining whether to buy or sell such securities. While the following list is by no means complete, these are common examples of information that will frequently be deemed “material”: • earnings or revenue information or projections (or other financial outlook, prospects, or guidance) as well as non-public changes in outlook, prospects or guidance; • revisions to or possible restatement of financial statements; • receipt or loss of a significant contract or significant business; • significant mergers, acquisitions, joint ventures, alliances or divestitures even if pending, proposed or preliminary in nature; • news of any significant sale or purchase of assets or the disposition of a subsidiary; • significant new products or product development milestones (such as clinical trial results or FDA approvals or other FDA actions or significant FDA communications); • the initiation of, termination of, or material development in a material litigation or government investigation; • financial or liquidity problems; • a significant cybersecurity incident; • changes in senior management or in the Board of Directors; •

FAQs Page 2 • changes in dividend policies or the declaration of a dividend or stock split; • any other information which could result in material market share and/or revenue gains or losses; or • other information which can reasonably be expected to affect the trading price of Company securities. 4. What is “non-public” information? Information is considered “non-public” if (1) it has not been publicly disseminated in a manner making it available to investors generally (e.g., through a Form 8-K filed with the SEC or a company press release) or (2) once publicly disseminated, investors have not had a reasonable period of time to react to the information. Generally, at least two (2) trading days following the dissemination of the information to the public is sufficient time for information to no longer be considered “non-public.” A “trading day” is a day on which national stock exchanges are open for trading. 5. Who should I contact if I have a question on whether information constitutes “material non- public” information? If there is any uncertainty about whether certain information is material non-public information, you should contact the Compliance Officer prior to engaging in any trade, transfer or other transaction involving Aquestive securities to avoid any violation of the Insider Trading Policy or securities laws. 6. Are there times I cannot trade even if I do not have material non-public information? Yes, if you are subject to a blackout period as described in FAQ #2 above, you may not trade even if you are not in possession of material non-public information. All trading in Aquestive securities during these blackout periods is absolutely prohibited. These blackout periods apply whether or not you believe you possess material non-public information. Violations of the Company’s blackout restrictions will be viewed as an extremely serious matter and will result in appropriate disciplinary actions, up to and including possible dismissal. 7. Are there restrictions on my disclosure of information about the Company? Yes. Serious problems could result to Aquestive as a result of unauthorized disclosure of non-public information about the Company, whether or not such unauthorized disclosure is for the purpose of facilitating improper trading in the securities. You should not disclose or discuss internal Company matters or developments with anyone outside of Aquestive, including through social media or other internet platforms, except as required in the performance of your regular job duties. This prohibition includes inquiries about Aquestive that may be made by the general media, financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made through an appropriately designated officer. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to Legal or our Investor Relations Advisor at Astr Partners, Attention: Brian Korb, (brian.korb@astrpartners.com). Similarly, if you become aware of a leak of material non-public information, whether inadvertent or otherwise, you should report it immediately to the Compliance Officer.

FAQs Page 3 8. Am I permitted to post information regarding Aquestive on social media or other internet platform? All Insiders are prohibited from posting any information concerning Aquestive on any social media platform, internet message board, chat room, discussion group, or other internet or electronic forum, even if done anonymously. Keep in mind that any inquiries about the Company should be directed to Legal or our Investor Relations Advisor at Astr Partners, Brian Korb (brian.korb@astrpartners.com). 9. Are my transactions in the Company’s Employee Stock Purchase Plan (“ESPP”) subject to the restrictions of the Insider Trading Policy? Any election to participate in, or to increase or decrease your deferrals under, the ESPP is subject to the Insider Trading Policy. Any sale of shares acquired under the ESPP is also subject to the Insider Trading Policy. Any such election or sale should only be made at a time when you do not possess material non-public information or, if applicable, outside a blackout period. Automatic purchases of Aquestive shares under the ESPP pursuant to pre-established elections are not subject to the restrictions of the Insider Trading Policy. 10. Am I permitted to trade in the securities of the public companies with which we do business? No Insider may trade in the securities of any public company with which Aquestive has a business relationship, including but not limited to customers and suppliers, if the Insider has material non-public information relating to that company. Insiders should treat material non-public information about Aquestive’s business partners with the same care required with respect to information related to Aquestive. Blackout Periods 11. When does the regularly scheduled quarterly trading window open and when does it close? As reflected in the blackout calendar attached as Appendix 3, the trading window commences at the open of market following the 2nd full trading day after the release of quarterly/annual earnings (for example, if earnings are released at 7AM on a Tuesday, the trading window would open at the open of market on the following Thursday, with Tuesday being the 1st full trading day and Wednesday being the 2nd full trading day). The open trading window ends at the close of market 15 days prior to the end of each fiscal quarter as reflected in the blackout calendar. 12. Could there be additional blackout periods other than the regularly scheduled quarterly blackout periods shown on the attached blackout calendar? Yes, the Compliance Officer may issue instructions from time to time advising the Designated Individuals, and possibly other Insiders, that they may not buy or sell Company securities for certain periods. If an Insider is made aware of one of these event-specific blackout periods, he or she is not permitted to disclose the existence of the blackout period to anyone.

FAQs Page 4 Pre-Clearance Requirements 13. How do I make a pre-clearance request? You can make a pre-clearance request by completing and signing the Pre-Clearance Request Form and e-mailing a copy to the Compliance Officer. The Pre-Clearance Request Form is available on our Intranet website on the Forms page and is also available upon request made to lbraender@aquestive.com. 14. Is there a deadline for submitting a request for pre-clearance of a transaction involving Company securities? Yes, you must submit a request for pre-clearance by e-mail at least three (3) trading days in advance of the date you intend to transmit instructions to execute any such proposed transaction. 15. After receiving pre-clearance approval, how long do I have to execute my transaction? The pre-cleared transaction must be completed within five (5) full trading days of receipt of pre- clearance approval unless an exception is granted by the Compliance Officer. Transactions not completed within this 5-trading day window are subject to pre-clearance again. 16. Do I need to pre-clear any transactions other than purchases or sales of Aquestive securities, e.g., do I need to pre-clear a gift of Aquestive securities? Yes, in addition to purchases and sales, the pre-clearance requirement applies to all transactions in Aquestive securities, including gifts and other transactions for no consideration as well as option exercises and other transactions involving Aquestive equity awards and Aquestive securities held in employee benefit plans, such as the Employee Stock Purchase Plan (ESPP). 17. Do I need to pre-clear any Rule 10b5-1 plan that I intend to enter into? Yes, a copy of the proposed 10b5-1 plan must be submitted to the Compliance Officer at least three (3) trading days in advance of the date you propose to enter into the plan and, if approval is given, you must enter into the approved 10b5-1 plan within five (5) trading days after the date of approval.